Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Jill McMillan, Director of Communications and Investor Relations
Phone: (214) 721-9271
Jill.McMillan@enlink.com

ENLINK MIDSTREAM SIGNS DEFINITIVE AGREEMENT TO ACQUIRE

GULF COAST NATURAL GAS PIPELINE SYSTEMS

Strategic Transaction Will Increase EnLink Midstream’s

Asset Base in Rapidly Expanding Louisiana Markets

DALLAS, September 29, 2014 — The EnLink Midstream companies, EnLink Midstream Partners, LP (NYSE:ENLK) (the Partnership) and EnLink Midstream, LLC (NYSE:ENLC) (the General Partner) (together “EnLink”), today announced that a subsidiary of the Partnership has signed a definitive agreement with Chevron Pipe Line Company and Chevron Midstream Pipelines LLC to acquire Gulf Coast natural gas pipeline assets including the Bridgeline system (“the natural gas assets”) predominantly located in Southern Louisiana for $235 million, subject to certain adjustments.

The natural gas assets include approximately 1,400 miles of natural gas pipelines spanning from Beaumont, Texas to the Mississippi River corridor and approximately 11 billion cubic feet of working natural gas storage capacity in Southern Louisiana. These natural gas assets, combined with the Partnership’s existing Louisiana assets, will provide EnLink Midstream with tremendous optionality to provide services to Southern Louisiana’s growing industrial, refining and petrochemical marketplace.

“The assets will support our growth strategy by expanding our franchise position in Southern Louisiana, a dynamic and growing market we know well,” said Barry E. Davis, EnLink Midstream President and Chief Executive Officer. “These high-quality assets will complement our existing business and provide us with opportunities to serve a wider range of customers with an expanded range of services.”

The acquisition of these assets will provide strategic advantages:

•                  Expands EnLink’s franchise position in Louisiana’s rapidly developing industrial, refining and petrochemical market;

•                  Generates system-optimization and operational cost synergies with EnLink’s existing Louisiana natural gas system;

•                  Enhances the optionality of EnLink’s combined Louisiana assets; and

•                  Provides new service offerings to existing and new customers in the growing Louisiana market.

The assets to be acquired include:

•                  Bridgeline System: ~985 miles of natural gas pipelines in Southern Louisiana with a total system capacity of approximately 920,000 million cubic feet per day (MMcf/d);

•                  Sabine System: ~150 miles of natural gas pipelines in Texas and Southern Louisiana with a total capacity of approximately 235,000 MMcf/d;

•                  Chandeleur System: ~215 miles of offshore Mississippi and Alabama pipelines with a total capacity of approximately 330,000 MMcf/d;

•                  Storage Assets: three caverns located in Southern Louisiana with a combined working capacity of approximately 11 billion cubic feet (Bcf), including two near Sorrento, LA with a capacity of approximately 4 Bcf and one inactive cavern near Napoleonville, LA with approximately 7 Bcf of capacity; and

•                  Henry Hub: ownership and management of the title tracking services offered at the Henry Hub, the delivery location for NYMEX natural gas futures contracts. Henry Hub is connected to 13 major interstate and intrastate natural gas pipeline and storage systems.

The transaction, which is expected to be completed in the fourth quarter of 2014, is subject to the satisfaction of customary closing conditions contained in the agreement, including receipt of applicable regulatory approvals. Additional information regarding this transaction and the assets being acquired is available in the company’s investor presentation on its website in the “Investors” section of EnLink’s website at www.EnLink.com.

About the EnLink Midstream Companies

EnLink Midstream is a leading midstream provider formed through the combination of Crosstex Energy and substantially all of the U.S. midstream assets of Devon Energy. EnLink Midstream is publicly traded through two entities: EnLink Midstream, LLC (NYSE: ENLC), the publicly traded general partner entity, and EnLink Midstream Partners, LP (NYSE: ENLK), the master limited partnership.

EnLink Midstream’s assets are located in many of North America’s premier oil and gas regions, including the Barnett Shale, Permian Basin, Cana-Woodford Shale, Arkoma-Woodford Shale, Eagle Ford Shale, Haynesville Shale, Gulf Coast region, Utica Shale and Marcellus Shale. Based in Dallas, Texas, EnLink Midstream’s assets include approximately 7,400 miles of gathering and transportation pipelines, 13 processing plants with 3.4 billion cubic feet per day of net processing capacity, seven fractionators with 252,000 barrels per day of net fractionation capacity, as well as barge and rail terminals, product storage facilities, brine disposal wells, an extensive crude oil trucking fleet and equity investments in certain private midstream companies.

Additional information about the EnLink Midstream companies can be found at www.EnLink.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements are based on certain assumptions made by the Partnership and the General Partner based upon management’s experience and perception of historical trends, current conditions, expected future developments and other factors the Partnership and the General Partner believe are appropriate in the circumstances. These statements include, but are not limited to, statements about future financial and operating results, objectives, expectations and intentions that are not historical facts. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Partnership and the General Partner, which may cause the Partnership’s and the General Partner’s actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to, the failure to consummate the transaction due to unsatisfied closing conditions, the risk that new assets will not be successfully integrated or that such integration will take longer than expected, the failure to achieve expected synergies, regulatory, economic and market conditions and other risks discussed in the Partnership’s and the General Partner’s filings with the Securities and Exchange Commission. The Partnership and the General Partner have no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

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